Filed Pursuant To Rule 433

Registration No. 333-209926

August 11, 2016

WORLD GOLD COUNCIL Gold Demand Trends Q2 2016 Q2 in review Jewellery demand dropped 15% in reaction to sharply higher prices at a time of continued economic slowdown Gold price extended. US$ price climbed 7% in Q2, although punctuated by one or two dips A wave of recycled gold flooded onto the market, drawn out by the higher gold price 448t of investment demand – highest Q2 since 2010. ETFs were the main area of growth Below-average monsoons have squeezed rural incomes, which curbed demand A ‘perfect storm’ led to record first-half investment Western investment demand drove the increase as continued economic, political and social uncertainty around the globe fuelled demand for gold as a high quality, liquid asset. Gold price up in Q2 Chinese markets struggled India’s rural population Investment in gold up Resurgence in recycling Indian consumers are wary of price fluctuations and Q2 was no exception: consumer demand fell 18% year-on-year Indian demand falls Geopolitical & economic turmoil ETF demand in H1 2016 almost matched record full year demand from 2009 Uncertainty fuelled western investor demand but weakened consumer demand in the east Record H1 investment demand overtook the previous high during the 2009 financial crisis H1 2009 H1 2016 2008 ‘09 ‘10 ‘11 ‘12 H1 ‘16 ‘13 ‘14 ‘15 645t 579t 917t 1064t % share of gold demand 42% 6% 8% 48% 43% 8% 7% 37% Central banks & other inst. Investment Jewellery Technology Q1 2016 Q2 2016 For the first time, investment took the largest share of gold demand in 2 consecutive quarters

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